Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Coeur d’Alene Mines Corporation

We consent to the incorporation by reference in the registration statements (Nos. 33-60163 and 333-112253) on Form S-8 and (Nos. 333-101434 and 333-111074) on Form S-3 of Coeur d’Alene Mines Corporation of our report dated February 13, 2004, with respect to the consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows the years then ended, which report appears in the December 31, 2003, annual report on Form 10-K of Coeur d’Alene Mines Corporation.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

KPMG LLP

Denver, Colorado
March 8, 2004